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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Goodrich Petroleum Corporation:

We consent to the incorporation by reference in the registration statements No. 33-01077) on Form S-8, (No. 333-47078) on Form S-1, and (No. 333-70840) on
Form S-3 of Goodrich Petroleum Corporation of our report dated March 22, 2002 with respect to the consolidated balance sheets of Goodrich Petroleum Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Goodrich Petroleum Corporation.

Our report refers to a change in the method of accounting for derivative instruments and hedging activities.

KPMG LLP


Shreveport, Louisiana
March 28, 2002